EXHIBIT 99.1

Contact:

Ashley Ray

aray@olmsteadwilliams.com

310.824.9000 (office), 919.630.5508 (cell)

CURE Pharmaceutical Expands Leadership Team with Key New Hires

Oxnard, Calif. – May 20, 2019 – CURE Pharmaceutical (OTC: CURR), an innovative drug delivery and development company, today announced the addition of four key hires to their growing leadership team. Michael Redard will serve as CURE’s Chief Financial Officer. Josh Held becomes an independent new board member, Bhaumik Patel is CURE’s director of new technologies and Teresa Virgallito will be a scientific advisor. Patel, Virgallito and Held join CURE as a result of its recent acquisition of Chemistry Holdings Inc., a formulation technology company, in an all-stock transaction.

“The expertise and in-depth experience from this new crop of hires within this industry is unmatched,” says Rob Davidson, CEO of CURE Pharmaceutical. “Our team is growing at a fast-pace and this trusted team of experts are bound to lead us to new heights as we continue to develop solutions to improve drug delivery.”

Redard joins CURE with over 30 years of experience in financial operations, strategic planning and capital markets. His career has spanned a broad range of industries, including medical devices, healthcare, consumer products and manufacturing. Prior to CURE, Redard held CFO, vice president and general manager positions with several venture capital and private equity-backed companies, including Inogen, Medical Analysis Systems (acquired by Thermo Fisher Scientific), CDTi Advanced Materials and Abrisa Technologies. He has a B.S. in business administration from California Polytechnic State University, San Luis Obispo.

Held is a third-generation entrepreneur whose diverse expertise spans finance, law, sales and marketing. A forward-thinking innovator, he has broad experience in corporate development, deal origination, complex deal structures, legal planning, business succession planning, new brand build-outs, media planning, and cross-disciplinary leadership. He was founder and CEO of Chemistry Holdings, a formulation technology company that created innovative, sustainable delivery systems for a variety of industries. Josh is also the founder and CEO of Made by Science, which is at the forefront of the creation of next-generation delivery systems for cannabis product manufacturers and sellers.

Patel is an expert in drug encapsulation and has developed dosage forms such as tablets, soft gel and hard-shell capsules, pharmaceutical suspensions and semisolids. Prior to joining CURE, he served as a senior scientist group lead at Chemistry Holdings, Inc. He holds a Master of Science with a specialization in industrial pharmacy from Long Island University.

Virgallito has specialized in physical and mechanical encapsulation, ingredient engineering, food law regulations and food safety, microbiology and chemical instrumentation. Before CURE, Virgallito was the EVP of Chemistry Holdings, Inc. She has developed drug delivery and formulation solutions for Procter & Gamble, Kraft, Unilever, Cargill, the U.S. Army and the U.S. Navy.

1

About CURE Pharmaceutical

CURE Pharmaceutical is a vertically integrated drug delivery and development company committed to improving drug efficacy, safety, and the patient experience through its proprietary drug dosage forms and delivery systems. CURE has a full-service cGMP manufacturing facility and is a pioneering developer and manufacturer of a patented and proprietary delivery system (CUREfilm™), one of the most advanced oral thin film on the market today. CURE is developing an array of products in innovative delivery platforms and partners with biotech and pharmaceutical companies. CURE has positioned itself to advance numerous therapeutic categories, including the pharmaceutical cannabis sector with partnerships in the U.S., Canada, and Israel. The company's mission is to improve people's lives by redefining how medicines are delivered and experienced.

For more information about CURE Pharmaceutical, please visit its website at www.curepharma.com.

This press release contains forward-looking statements that involve risks and uncertainties. There are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the ability to successfully market our products, the difficulty in predicting the timing or outcome of other product research and development efforts, potential product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties and the ability to obtain financing on favorable terms. The forward-looking statements in this press release reflect the Company's judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

2